For Immediate Release

PRESS RELEASE

Contact:	Susan Mesco Director, Investor Relations 908-541-8678 Euro RSCG Life NRP Mark R. Vincent, Media Relations 212-845-4239

ENZON ANNOUNCES PHILLIP M. RENFRO JOINS BOARD OF DIRECTORS

Bridgewater, New Jersey, January 4, 2005 - Enzon Pharmaceuticals, Inc. (Nasdaq: ENZN) today announced that Phillip M. Renfro has been appointed to the Company’s Board of Directors.

Mr. Renfro is a partner at the law firm of Fulbright & Jaworski, L.L.P., one of the largest international law firms in the United States. Mr. Renfro joined Fulbright & Jaworski as a partner in 1984 and is currently serving as the head of the Corporate, Business and Banking practice in the firm’s San Antonio, Texas office.

Mr. Renfro has participated in a wide variety of financing transactions, including public and private equity and debt offerings. In addition, he has extensive experience in mergers and acquisitions of public and private entities both in the United States and in various foreign jurisdictions. Mr. Renfro is also a frequent speaker on issues related to corporate governance standards and the Sarbanes-Oxley Act.

“The addition of Mr. Renfro deepens the expertise of Enzon’s Board of Directors,” said Jeffrey H. Buchalter, Enzon’s chairman and chief executive officer. “His extensive background in strategic transactions and corporate governance will be particularly important as we evaluate future growth opportunities for Enzon.”

Prior to joining Fulbright & Jaworski, Mr. Renfro was Chief Executive Officer of Resco International, an international oilfield service company, and Vice President and General Counsel of Weatherford International, one of the largest international oilfield service companies in the United States from 1977 to 1983.

Mr. Renfro graduated from the University of Texas School of Law in 1971. He is currently the Chairman of the Board of Texstar National Bank in San Antonio, Texas.

About Enzon

Enzon Pharmaceuticals is a biopharmaceutical company dedicated to the discovery, development

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685 Route 202/206 Phone: (908) 541-8600 Fax: (908) 575-9457 http://www.enzon.com

Board Renfro/Page 2

and commercialization of therapeutics to treat life-threatening diseases. The Company has developed or acquired a number of marketed products, including PEG-INTRON®, marketed by Schering-Plough, and ABELCET®, ONCASPAR®, ADAGEN®, and DEPOCYT®, marketed in North America by Enzon’s specialized sales force. Enzon’s science-driven strategy includes an extensive drug development program that leverages the Company’s macromolecular engineering technology platforms, including PEG modification and single-chain antibody (SCA®) technologies. Internal research and development efforts are complemented by strategic transactions that provide access to additional marketed products and promising clinical compounds. Enzon has several drug candidates in various stages of development, independently and with partners. Further information about Enzon can be found on the Company’s web site at www.enzon.com.

All information in this press release is as of January 4, 2005 and the Company undertakes no duty to update this information.

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685 Route 202/206 Phone: (908) 541-8600 Fax: (908) 575-9457 http://www.enzon.com